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THOMAS INDUSTRIES INC.

EXECUTIVE OFFICE
4360 Brownsboro Road, Suite 300
Louisville, Kentucky 40207-1603
502/893-4600 . Fax: 502/895-6618




                 THOMAS INDUSTRIES ANNOUNCES COMPLETION OF SALE
                       OF LIGHTING JOINT VENTURE INTEREST


         Louisville, Kentucky, August 2, 2004 - Thomas Industries Inc. (NYSE-TII) today announced that it has completed the sale of its 32% interest in Genlyte Thomas Group LLC (GTG) to The Genlyte Group Incorporated (Nasdaq: GLYT) effective July 31, 2004.

         The total consideration received was approximately $400 million in cash. The Company reported that after payment of taxes and transaction expenses, the net cash proceeds will be approximately $317 million. The one-time, after-tax, book gain from this sale is estimated to be approximately $80 million, or $4.50 per share.

         As previously announced, the Company will pay off approximately $103 million in debt, and also plans to actively pursue several internal growth initiatives and acquisitions.

         Thomas Industries Inc., headquartered in Louisville, Kentucky, designs, manufactures and markets Rietschle Thomas brand pumps and compressors for use in global OEM applications, supported by worldwide sales and service for key customer applications and end-user markets. High quality automotive component castings are also a key offering. Other products include Welch laboratory equipment and Oberdorfer bronze and high alloy liquid pumps. Thomas has wholly-owned operations in 20 countries, spanning five continents.

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         The statements in this press release with respect to future results and future expectations may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of Thomas Industries to meet business sales goals, effectiveness of operating initiatives, currency exchange and interest rates, adverse outcome of pending or potential litigation, fluctuations in commodity prices, the timing and the magnitude of capital expenditures, a slowing of the overall economy including interruptions to commerce resulting from wars or terrorist attacks, as well as other risks discussed in Thomas' filing with the Securities and Exchange Commission, including its Annual Report and 10-K for the year ended December 31, 2003. Thomas Industries makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.